Exhibit 5.1

1460 El Camino Real 2nd Floor Menlo Park, CA 94025-4110 +1.650.838.3600

September 15, 2023

AEye, Inc.

One Park Place, Suite 200

Dublin, CA 94568

AEye, Inc.

Registration Statement/Form S-3

Ladies and Gentlemen:

We have acted as counsel to AEye, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of the Registration Statement on Form S-3 (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”), including the base prospectus contained therein and any subsequent prospectus supplements and any free writing prospectuses relating thereto, relating to the registration with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (“Act”), as amended, of the issuance and sale from time to time by the Company, on a delayed or continuous basis pursuant to Rule 415 promulgated under the Act, of an indeterminate number of the following securities (collectively, the “Securities”), the aggregate initial offering price of which will not exceed $200,000,000: (i) shares of common stock, par value $0.0001 per share (“Common Stock”); (ii) shares of preferred stock, par value $0.0001 per share (“Preferred Stock”); (iii) debt securities, in one or more series that may be convertible into or exchangeable for shares of Common Stock (“Debt Securities”); (iv) warrants to purchase Common Stock, Preferred Stock or Debt Securities (“Warrants”); (v) rights to purchase Common Stock, Preferred Stock or Debt Securities (“Rights”); (vi) units composed of any combination of Common Stock, Preferred Stock, Debt Securities or Warrants (“Units”); and (vii) such indeterminate amount of shares of Common Stock and Preferred Stock as may be issued upon conversion, exchange or exercise of the Securities registered pursuant to the Registration Statement.

The Preferred Stock will be issued in one or more series and the relative powers, designations, preferences, rights and qualifications, limitations or restrictions of such Preferred Stock will be set forth in one or more certificates of designation (each, a “Certificate of Designation”). Each Certificate of Designation will be in a form to be filed as an exhibit to a post-effective amendment to the Registration Statement or a current report on Form 8-K, incorporated in such Registration Statement by reference.

The Debt Securities will be issued in one or more series pursuant to an indenture proposed to be entered into by the Company and trustee party thereto to be determined at the time of execution of the indenture (the “Trustee”), the forms of which are filed as Exhibit 4.8 and 4.9 to the Registration Statement, as such indentures may be supplemented for any series of Debt Securities (collectively, the “Indenture”).

The Warrants will be issued under one or more warrant agreements (each, a “Warrant Agreement”), each to be entered into between the Company and a financial institution identified therein as the warrant agent (each, a “Warrant Agent”). Any Warrant Agreement will be in a form to be filed as an exhibit to a post-effective amendment to the Registration Statement or a current report on Form 8-K, incorporated in such Registration Statement by reference.

The Rights will be issued under one or more rights agreements (each, a “Rights Agreement”), each to be entered into between the Company and a financial institution identified therein as the rights agent (each, a “Rights Agent”). Any Rights Agreement will be in a form to be filed as an exhibit to a post-effective amendment to the Registration Statement or a current report on Form 8-K, incorporated in such Registration Statement by reference.

The Units will be issued under one or more unit agreements (each, a “Unit Agreement”), each to be entered into between the Company and a financial institution identified therein as the unit agent (each, a “Unit Agent”). Any Unit Agreement will be in a form to be filed as an exhibit to a post-effective amendment to the Registration Statement or a current report on Form 8-K, incorporated in such Registration Statement by reference.

The Indenture, any Certificate of Designation, any Warrant Agreements, any Rights Agreements, any Unit Agreements and any applicable underwriting or purchase agreement are hereinafter referred to as the “Securities Documents.”

In connection with such matters, we have reviewed originals or copies of the following documents:

(a)	The Registration Statement;
(b)	The form of the Indenture;
(c)	Originals or copies of the Second Amended and Restated Certificate of Incorporation, as amended through the date hereof (the “Certificate of Incorporation”) and Amended and Restated Bylaws of the Company, as amended through the date hereof (the “Bylaws”); and
(d)	Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review, we have assumed:

(a)	The genuineness of all signatures.

(b)	The authenticity of the originals of the documents submitted to us.

(c)	The conformity to authentic originals of any documents submitted to us as copies.

(d)	As to matters of fact, the truthfulness of the representations made in the certificates of public officials and officers of the Company.

(e)	That each of the Securities Documents, other than the Certificate of Designation, will be governed by New York Law.

In our opinions stated below, we assume that all of the following (collectively, the “general conditions”) shall have occurred prior to the issuance of the Securities referred to therein:

(a)	The Registration Statement, as finally amended (including all necessary post-effective amendments), is effective under the Securities Act;

(b)	An appropriate prospectus supplement or term sheet with respect to such Securities has been prepared, delivered and filed in compliance with the Securities Act;

(c)	The applicable Securities Documents and such other agreements necessary in connection with the issuance of such Securities shall have been duly authorized, executed and delivered by the Company and the other parties thereto, including, if such Securities are to be sold or otherwise distributed pursuant to a firm commitment underwritten offering, the underwriting agreement or purchase agreement with respect thereto; and

(d)	The terms of the applicable Securities Documents and such other agreements necessary in connection with the issuance of such Securities and the issuance and sale of such Securities do not and will not:

i.	contravene the Certificate of Incorporation or the Bylaws;

ii.	violate any law, rule or regulation applicable to the Company; or

iii.	result in any conflict with or breach of any agreement or document binding the Company.

(e)	No authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company of any of the Securities Documents to which the Company is a party or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Securities Documents or the transactions governed by the Securities Documents, and, for purposes of our opinions in paragraphs 1 and 2 below, the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Securities Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Securities Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1.           When the general conditions have been satisfied and (i) the final terms of issuance and sale of the applicable shares of Common Stock have been duly approved by the Company in conformity with the Certificate of Incorporation, (ii) all corporate action necessary for issuance of the Common Stock has been taken, and (iii) such shares of Common Stock are issued and delivered to the purchasers thereof against payment of the consideration therefor duly approved by the Company, such shares of Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

2.           When the general conditions have been satisfied and (i) the final terms of the Preferred Stock have been duly established and approved by the Company in conformity with the Certificate of Incorporation, (ii) certificates representing the Preferred Stock have been duly executed by the Company and such shares of Preferred Stock are issued and delivered to the purchasers thereof against payment of the consideration therefor duly approved by the Company, and (iii) all corporate action necessary for issuance of the Preferred Stock has been taken, including the adoption and filing of a certificate of designations relating thereto, the Preferred Stock will be duly authorized, validly issued, fully paid and non-assessable.

3.           When the general conditions have been satisfied and (i) the Debt Securities have been duly authorized, (ii) the final terms thereof have been duly established and approved in accordance with the applicable Indenture, (iii) the applicable Indenture has been duly executed, attested, issued, and delivered by duly authorized officers, and (iv) the Debt Securities have been duly executed by the Company and authenticated by the Trustee in accordance with the applicable Indenture, and delivered to the purchasers thereof against payment of the consideration therefor duly approved by the Company, the Debt Securities will be the legal, valid and binding obligations of the Company, enforceable against the Company, in accordance with their terms and entitled to the benefits of the applicable Indenture.

4.           When the general conditions have been satisfied and (i) the Warrants and the applicable Warrant Agreement have been duly authorized, (ii) the final terms of the Warrants have been duly established and approved and (iii) certificates representing the Warrants have been duly executed by the Company and countersigned by the applicable Warrant Agent in accordance with the applicable Warrant Agreement and delivered to and paid for by the purchasers thereof, the Warrants will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the applicable Warrant Agreement, and the applicable Warrant Agreement will be the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

5.           When the general conditions have been satisfied and (i) the Rights and the applicable Rights Agreement have been duly authorized, (ii) the final terms of the Rights have been duly established and approved and (iii) certificates representing the Rights have been duly executed by the Company and countersigned by the applicable Rights Agent in accordance with the applicable Rights Agreement and delivered to and paid for by the purchasers thereof, the Rights will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the applicable Rights Agreement, and the applicable Rights Agreement will be the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

6.           When the general conditions have been satisfied and (i) the Units and the applicable Unit Agreement have been duly authorized, (ii) the final terms of the Units have been duly established and approved and (iii) certificates representing the Units have been duly executed by the Company and countersigned by the applicable Units Agent in accordance with the applicable Unit Agreement and delivered to and paid for by the purchasers thereof, the Units will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the applicable Unit Agreement, and the applicable Unit Agreement will be the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Our opinions expressed above are subject to the following qualifications:

(a)	Our opinions in paragraphs 3, 4, 5 and 6 are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b)	Our opinions in paragraphs 3, 4, 5 and 6 are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)	Our opinions are limited to Generally Applicable Law, and we do not express any opinion herein concerning any other law.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinion expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and in the base prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

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CMF

SHEARMAN.COM
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